Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Kevin M. Fogarty and Stephen E. Tremblay, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-3 related to offering of the 6.75% Senior Notes due 2019 of Kraton Polymers LLC and Kraton Polymers Capital Corporation to be fully and unconditionally guaranteed by Kraton Performance Polymers, Inc. and any and all amendments to said Registration Statement (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise), and file the same, with all exhibits thereto, and other documents or instruments necessary or incidental in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.

March 14, 2012

Name	Title

/S/ RICHARD C. BROWN Richard C. Brown	Director

/S/ ANNA C. CATALANO Anna C. Catalano	Director

/S/ STEVEN J. DEMETRIOU Steven J. Demetriou	Director

/S/ DOMINIQUE FOURNIER Dominique Fournier	Director

/S/ JOHN J. GALLAGHER, III John J. Gallagher, III	Director

/S/ BARRY J. GOLDSTEIN Barry J. Goldstein	Director

/S/ FRANCIS S. KALMAN Francis S. Kalman	Director

/S/ DAN F. SMITH Dan F. Smith	Director

/S/ KAREN A. TWITCHELL Karen A. Twitchell	Director